Exhibit 1.4

(Translation)

NISSIN CO., LTD.

REGULATIONS OF THE BOARD OF STATUTORY AUDITORS

(Purpose)

     Article 1. In accordance with laws and ordinances and the Articles of Incorporation, these Regulations shall provide for all matters concerning the Board of Statutory Auditors of NISSIN CO., LTD.

(Definitions)

     Article 2.

     1. “Accounting Auditors” shall mean independent accounting firms elected at a general meeting of shareholders in accordance with the provisions of the Law for Special Exceptions to the Commercial Code Concerning Audit, etc. of Joint Stock Corporations, Article 3.

     2. “SEC Auditors” shall mean accounting firms, United States certified public accountants and accountants, and related persons that provide audit and audit-related services in accordance with United States standards to the Company and its subsidiaries determined by United States accounting standards, whose independence is required under United States law and the regulations of United States stock exchange on which the Company’s shares are listed, and that are registered with the Public Company Accounting Oversight Board (PCAOB).

(Composition)

     Article 3. The Board of Statutory Auditors shall be composed of all the Statutory Auditors.

(Objective of the Board of Statutory Auditors)

     Article 4. The Board of Statutory Auditors shall receive reports on, deliberate on or adopt resolutions of, all important matters concerning audits; provided, however, that the exercise of power and authority by each Statutory Auditor shall not be interfered.

(Holding of Meetings)

     Article 5. Meetings of the Board of Statutory Auditors shall be held at the head office bimonthly, in principle; provided, however, that meetings of the Board of Statutory Auditors may be held at other locations upon the provision of notice to each Statutory Auditor or may be held from time to time as the necessity arises.

(Chairman and Convener)

     Article 6.

     1. The chairman of the Board of Statutory Auditors shall be selected by the Board from among its members.

     2. The chairman of the Board shall convene and run meetings and shall perform such services as entrusted by the Board; provided, however, that the exercise of power and authority by each Statutory Auditor shall not be interfered.

(Convocation Notice)

     Article 7.

     1. Notice for convening a meeting of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor not later than two (2) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of an urgent necessity.

     2. If consented to by all the Statutory Auditors, a meeting of the Board of Statutory Auditors may be held without following the convocation procedure.

(Method of Adopting Resolutions)

     Article 8.

     1. Resolutions of the Board of Statutory Auditors shall be adopted by a majority of all the Statutory Auditors, except in the case of resolutions for removal under Article 14, paragraph 2 hereof and consent by the Board of Statutory Auditors under Article 17 hereof.

     2. For adopting a resolution, the Board of Statutory Auditors shall deliberate by reference to sufficient information.

(Resolution of Audit Policies and Other Matters)

     Article 9.

     1. Audit policies, audit plans, audit methods, the distribution of auditing duties and other related matters shall be determined by resolution of the Board of Statutory Auditors upon deliberation, prior to the commencement of audit.

     2. In addition as provided for in the preceding paragraph, any matter considered necessary for Statutory Auditors to perform their duties including the selection of auditing staff and audit budgets may be resolved by the Board of Statutory Auditors.

(Periodic Meetings with Representative Directors)

     Article 10.

     1. The Board of Statutory Auditors shall hold periodic meetings with representative directors to exchange information and opinions concerning issues to be addressed by the Company, development of the audit environment, and other material issues concerning audits, and to make requests when necessary in order to enhance mutual understanding with representative directors.

     2. The Board of Statutory Auditors shall provide explanations to representative directors and the Board of Directors concerning those matters specified by law, audit policies and plans, and the status and results of audits, and shall convey its opinions concerning the election of Accounting Auditors (including persons with qualifications as SEC Auditors).

     3. In addition to those matters specified by law, the Board of Statutory Auditors shall deliberate with representative directors and the Board of Directors to determine those matters for which directors shall report to the Board of Statutory Auditors, including proposals on the election of Accounting Auditors (including persons with qualifications as SEC Auditors), and shall receive such reports.

(Reports to the Board of Statutory Auditors)

     Article 11.

     1. Each Statutory Auditor shall report the state of performance of his duties to the Board of Statutory Auditors from time to time and must do so at any time upon request from the Board of Statutory Auditors.

     2. In the event that a Statutory Auditor receives a report from any Accounting Auditor, Director, or employees of Internal Audit Department or other person, such Statutory Auditor shall forward such report to the Board of Statutory Auditors.

     3. The Board of Statutory Auditors shall request reports from Accounting Auditors, Director, or employees of Internal Audit Department or other person, as the necessity arises.

     4. The Board of Statutory Auditors shall receive audit reports (including audit reports concerning financial statements to be submitted to the SEC) from Accounting Auditors (including persons with qualifications as SEC Auditors).

(Measures in Response to Reports)

     Article 12.

     1. In the event the Board of Statutory Auditors receives a report from any Director concerning the existence of any fact that poses a risk of causing material harm to the Company, or receives a report from any Accounting Auditor concerning misconduct by any Director relating to the performance of his or her duties or the discovery of any other material fact in contravention of the law or ordinances or the Articles of Incorporation, the Board shall take appropriate measures including conducting necessary investigations and providing advice and recommendations to the Board of Directors.

     2. In the event the Board of Statutory Auditors receives a report from any Director or employee concerning any matter determined in advance in deliberation with a Director, the provisions of the preceding paragraph shall apply to the extent necessary as determined by the Board.

(Preparation of Audit Reports)

     Article 13.

     1. The Board of Statutory Auditors shall receive financial statements and other documents from Directors and audit reports from Accounting Auditors. The Board may appoint a full-time Statutory Auditor or Auditors to receive such documents.

     2. The Board of Statutory Auditors shall receive reports from Statutory Auditors on the matters to be stated in its audit report and other matters and upon deliberation, prepare an audit report.

     3. If any Statutory Auditor has any dissenting opinion, such opinion shall be stated in the audit report.

     4. Each Statutory Auditor shall affix his signature and seal or electronic signature to the audit report. The full-time Statutory Auditor or Auditors shall be indicated or recorded as such therein.

(Resolution of Election, Non-Reelection and Removal of Accounting Auditors)

     Article 14.

     1. The following matters concerning the election, non-reelection and removal of Accounting Auditors (including persons with qualifications as SEC Auditors) shall be subject to a resolution of the Board of Statutory Auditors:

(1)	Consent to proposals concerning the election, non-reelection, and removal of Accounting Auditors to be submitted to a General Meeting of Shareholders;

(2)	Requests that matters concerning the election, non-reelection, or removal of Accounting Auditors be the subject of a General Meeting of Shareholders;

(3)	Requests that proposals concerning the election of Accounting Auditors be submitted to a General Meeting of Shareholders; and

(4)	Election of a person to temporarily perform the duties of an Accounting Auditor when the office of an Accounting Auditor is vacant.

     2. In the event that the Board of Statutory Auditors removes any Accounting Auditor for any reason designated by statute, a resolution for that purpose must be adopted unanimously by the Statutory Auditors. In such case, a Statutory Auditor designated by the Board of Statutory Auditors shall explain the facts and the reasons for removal at the first General Meeting of Shareholders held after the removal.

(Appointment of Outside Advisors)

     Article 15. The Board of Statutory Auditors may, for the performance of its duties, appoint attorneys, certified public accountants, consultants, and other outside advisors at the Company’s expense, when necessity arises.

(Consent and Submission of Proposals Concerning the Election of Statutory Auditors)

     Article 16. The following matters concerning the election of Statutory Auditors shall be subject to the resolution of the Board of Statutory Auditors:

(1)	Consent to a proposal concerning the election of Statutory Auditors to be submitted to a General Meeting of Shareholders;

(2)	Request that the election of Statutory Auditors be the subject of a General Meeting of Shareholders; and

(3)	Requests that proposals concerning the election of Statutory Auditors be submitted to a General Meeting of Shareholders.

(Consent by the Board of Statutory Auditors concerning Indemnification of Directors)

     Article 17. Any consent by the Board of Statutory Auditors to proposals on the following matters shall be subject to a unanimous resolution of the Board of Statutory Auditors:

(1)	Proposals for indemnification of a director to be submitted to a General Meeting of Shareholders;

(2)	Amendment of the Articles of Incorporation to be submitted to a General Meeting of Shareholders to allow the Board of Directors to indemnify any Director by resolution of the Board of Directors;

(3)	Indemnification of any Director to be submitted to a meeting of the Board of Directors in accordance with the provisions of the Articles of Incorporation;

(4)	Amendment to the Articles of Incorporation to allow the Board of Directors to enter into an agreement with any Outside Director to limit his or her liability; and

(5)	Intervention by the Company in a shareholders’ lawsuit to assist any Director.

(Deliberation on the Exercise of Power and Authority by Statutory Auditors)

     Article 18. In the event that Statutory Auditors exercise their power and authority or perform their duties with regard to the following matters, the Statutory Auditors may deliberate thereon in advance at a meeting of the Board of Statutory Auditors:

(1)	Any question submitted in writing by a shareholder to the Statutory Auditors prior to a General Meeting of Shareholders;

(2)	Reports to the Board of Directors and requests to convene a meeting of the Board of Directors;

(3)	Reports of opinions concerning proposals and documents to be submitted to a General Meeting of Shareholders;

(4)	Demands for the termination of unlawful conduct by any Director;

(5)	Statements of opinion concerning the election, removal, resignation, and remuneration of Statutory Auditors at a General Meeting of Shareholders;

(6)	Matters concerning lawsuits between the Company and any Director;

(7)	Matters concerning approval of audit and non-audit duties by Accounting Auditors (including persons with qualifications as SEC Auditors); and

(8)	Matters concerning the initiation of lawsuits and other.

(Appointment of Full-Time Statutory Auditors and Deliberation on Remuneration)

     Article 19. Upon a unanimous approval of the Statutory Auditors at a meeting of the Board of Statutory Auditors, a full-time Statutory Auditor or Auditors may be appointed from among their number and remuneration of Statutory Auditors may be determined.

(Minutes)

     Article 20.

     1. A summary of the proceedings and the actions taken at each meeting of the Board of Statutory Auditors shall be entered or recorded in minutes and the Statutory Auditors in attendance shall affix their names and seals or their electronic signatures thereto. The minutes shall be handled in the same manner as minutes of meetings of the Board of Directors.

     2. The minutes mentioned in the preceding paragraph shall be kept on file by the Company at the head office for ten (10) years.

(Secretariat for the Board of Statutory Auditors)

     Article 21. The convening of meetings of the Board of Statutory Auditors, preparation of minutes, and other matters concerning the administration thereof shall be performed by Statutory Auditors’ staff.

(Audit Standards)

     Article 22. Matters concerning audits conducted by the Board of Statutory Auditors and Statutory Auditors shall be governed by applicable law and regulations, the Articles of Incorporation, these Regulations of the Board of Statutory Auditors, and Auditing Standards of Statutory Auditors established by the Board of Statutory Auditors.

(Amendment and Abolition)

     Article 23. Any amendment to or abolition of these Regulations shall be made by the Board of Statutory Auditors.

(Effective Date)

     Article 24. These Regulations shall become effective as from June 29, 1994.

(Revision History)

     Article 25.

1.	These Regulations, as amended, shall become effective as from August 11, 1995.

2.	These Regulations, as amended, shall become effective as from June 10, 2002.

3.	These Regulations, as amended, shall become effective as from April 1, 2003.

4.	These Regulations, as amended, shall become effective as from June 22, 2004.

5.	These Regulations, as amended, shall become effective as from February 15, 2005.

6.	These Regulations, as amended, shall become effective as from June 22, 2005.